Exhibit 99.1

                                  PRESS RELEASE

For more information:

Sweetheart Cup Company Inc.
The Fonda Group, Inc.
Hans H. Heinsen
Chief Financial Officer
410-902-3080

                      SWEETHEART CUP COMPANY INC. ANNOUNCES
                         SUCCESSFUL CONSENT SOLICITATION

Owings Mills, MD, March 1, 2002 -- Sweetheart Cup Company Inc. ("Sweetheart") and The Fonda Group, Inc. ("Fonda") announced today that as of 5:00 p.m., New York City time, on February 28, 2002, Sweetheart had received consents with respect to a majority in aggregate principal amount of its 10-1/2% Senior Subordinated Notes due 2003 (the "Notes") to (i) the merger of Fonda with and into Sweetheart, including a waiver of any Default or Event of Default under the Indenture governing the Notes (the "Indenture") resulting from the merger (the "Merger") and (ii) an amendment to the definition of "Change of Control" in the Indenture to substitute Dennis Mehiel, Sweetheart's Chairman and Chief Executive Officer, for American Industrial Partners Capital Fund, L.P., and to make certain conforming changes (the "Amendment"). Accordingly, the consent solicitation expired yesterday at 5:00 p.m., New York City time.

Sweetheart intends to execute a supplemental indenture (the "Supplemental Indenture") with the indenture trustee as soon as practicable. The modifications implemented by the Supplemental Indenture will not become operative until the Merger has been consummated. Holders of Notes who consented prior to the expiration of the consent solicitation will receive the consent fee promptly after the execution and delivery of the Supplemental Indenture and the consummation of the Merger.

Bear, Stearns & Co. Inc. acted as solicitation agent for the consent solicitation. Questions concerning the consent solicitation may be directed to Bear, Stearns & Co. Inc., Global Liability Management Group, at (877) 696-2327 (toll free).

D.F. King & Co., Inc. acted as information agent in connection with the consent solicitation. Holders may obtain information relating to the consent solicitation by contacting D.F. King & Co., Inc. at (800) 431-9642.

THIS PRESS RELEASE IS FOR INFORMATION PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR SELL OR THE SOLICITATION OF AN OFFER TO BUY OR SELL ANY SECURITIES, AND SHALL NOT CONSTITUTE AN OFFER, SOLICITATION OR SALE OF ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFERING OR SALE WOULD BE UNLAWFUL.